Exhibit 10.27

February 27, 2019

Mark Eubanks
51 Woodland Rd
Sewickley, PA 15143

Dear Mark:

I am pleased to offer you the position of President, Otis EMEA, reporting to Judy Marks, President, Otis Elevator. This position will be located in Paris, France, with responsibilities as discussed during our recent conversations. We will tentatively plan on an April 1, 2019 start date.

Mark, everyone at Otis and United Technologies Corporation (UTC) believes you will make a great contribution to the Company. With that in mind, we have constructed an attractive compensation package for you.

You will become a member of UTC’s Executive Leadership Group (ELG), representing our most senior executive population with total membership of approximately 30 executives. Your initial base salary will be $625,000 per year, which will be reviewed annually by the Compensation Committee of the Board of Directors, consistent with our established procedures for ELG members. In addition to other benefits and privileges, you will be eligible for:

•	A target annual incentive compensation (IC) award of 80% of base salary, subject to Otis and individual performance. Awards are typically paid in first quarter following the end of the fiscal year.

•
An annual equity award under UTC’s long-term incentive plan (LTIP). Awards consist of stock appreciation rights (SARs) and performance share units (PSUs). LTIP awards vest three years from the grant date, contingent upon your continued employment with the Company and, in the case of PSUs, the achievement of certain performance goals over a three-year performance period. SARs deliver value based on share price appreciation, while PSUs convert into shares of common stock upon vest.

For 2019, you will receive an LTIP award with a grant date fair value of $1,500,000. This award will consist of SARs and PSUs and be subject to UTC’s standard schedule of terms and conditions, including a three-year vesting requirement, and be granted within 30 days of joining Otis.

•	A leased vehicle as per the terms of UTC’s Executive Lease Vehicle Program.

In consideration of the various programs at your current employer that mandate forfeiture or reduction for early departure, Otis will provide the following:

•
In the event you forfeit your 2018 cash bonus award at your current employer due to your departure, a cash sign-on bonus of $500,000 (not Savings Plan eligible), payable within 30 days of joining Otis.

•	Equity awards totaling $4,300,000 in value, comprised of the following:

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A one-time equity restricted stock unit (RSU) award with a grant date fair value of $2,800,000 to be granted within 30 days of joining Otis. This award will vest 1/3 upon the one-year anniversary of the grant date, 1/3 upon the two-year anniversary of the grant date, and the remaining 1/3 vesting upon the three-year anniversary of the grant date. In addition, in the event of an involuntary termination not for cause, vesting will accelerate on any unvested portion of this award.

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An ELG RSU retention grant with a target value of $1,500,000. This award will be eligible to vest in the event of a mutually agreed separation that occurs after at least three years of ELG service and will be subject to other terms and conditions set forth in UTC’s ELG Agreement.

You will also be eligible for the following additional benefits:

•
You will receive an international assignment package for your assignment to Paris, France. This will include relocation support, housing and education allowances, and international health and dental benefits.

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UTC’s Savings Plan, which currently includes Company automatic and matching contributions. Beginning immediately upon your start, the Company will automatically make an age-graded contribution to your account each pay period. You may elect to make contributions to the Savings Plan immediately upon hire. After one year of service, the Company will match up to 6% of your contributions at 60% up to IRS earnings limits. Company automatic and matching contributions vest the sooner of two years of participation in the Plan or three years of consecutive service.

•
UTC’s Savings Restoration Plan (SRP) and Company Automatic Contribution Excess Plan (CACEP). These non-qualified retirement / deferred compensation plans permit you to continue to receive Savings Plan matching (through the SRP) and Company automatic contributions (through the CACEP) that exceed the IRS income and contribution limits applicable to the tax-qualified UTC Savings Plan mentioned above.

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UTC’s Deferred Compensation Program (DCP) and LTIP Performance Share Unit Deferral Plan, which provide executives with the opportunity to elect to defer a portion of their base salary, incentive compensation, and vested PSUs.

This offer is conditional on your satisfactorily meeting our established employment requirements, including the execution of an Intellectual Property Agreement. Also, the 1986 Immigration Reform and Control Act requires that all employees furnish identification verifying U.S. citizenship or authorization to work in the U.S. These documents will be provided via a separate email to your personal account this week.

Mark, I know you will make a valuable contribution to the continuing growth of Otis. We look forward to working with you in your new role with us.

Please note your acceptance of the terms and conditions of our offer by signing below, scanning a copy and emailing to me at Christian.Meisner@otis.com.

Sincerely,

/s/ Christian E. Meisner

Christian E. Meisner
Vice President & Chief Human Resources Officer

Accepted:

/s/ Mark Eubanks	02/28/19
Mark Eubanks	Date